August 1, 2016

Re:    Severance Agreement
Dear ____:
In connection with your promotion to the position of President and Chief Executive Officer of Northwest Natural Gas Company, an Oregon corporation (the “Company”), and to induce you to accept this position, the Company agrees to provide you certain severance benefits in the event your employment with the Company is terminated under the circumstances described below.
1.    Cash Severance Benefit. Subject to Section 4, if the Company terminates your employment without Cause (as defined below) on or before August 1, 2021, the Company shall pay to you in a single payment an amount in cash equal to a percentage of your annual base salary in effect on the date of termination determined as follows: 100% of your salary if your date of termination is on or before August 1, 2017, 80% of your salary if your date of termination is on or before August 1, 2018, 60% of your salary if your date of termination is on or before August 1, 2019, 40% of your salary if your date of termination is on or before August 1, 2020, and 20% of your salary if your date of termination is on or before August 1, 2021.
2.    Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to perform substantially your assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chair of the Board of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this Section 2, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.
3.    Benefit Exclusions. No benefits shall be provided to you under this Agreement if (a) you terminate your employment with the Company whether or not you believe you have good reason for such termination, (b) you become entitled to the benefits described in Section 5(iii) of the Change in Control Severance Agreement between you and the Company, or (c) your employment terminates as a result of your death or your Disability (as defined in the Change in Control Severance Agreement).
4.    Release and Payment. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, you agree to execute a release of claims substantially in the form attached as Exhibit A (the “Release”). You agree to execute and deliver the Release to the Company within the later of (a) 21 days after the date you receive the Release or (b) the last day of your employment. Any payments required under this Agreement will be payable only after receipt by the Company of your signed Release and expiration of any required revocation period, and the Company shall not be obligated to make any payments if you do not deliver the signed Release within the time period specified in this Section 4.
5.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
6.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chair of the Board of Directors of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
7.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chair of the Board of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.
8.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction.
10.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,
NORTHWEST NATURAL GAS COMPANY

By
Lea Anne Doolittle
Senior Vice President and CAO

Agreed to this ____ day
of August, 2016.

EXHIBIT A

NORTHWEST NATURAL GAS COMPANY
RELEASE OF CLAIMS

Instructions to Employee: This document is important. Before signing it:

Take time to review it.  You have 21 calendar days to consider this Release of Claims before signing it. You also have a period of up to seven (7) days after the date you sign this Release of Claims in which to revoke it in writing by delivering a written statement to Lea Anne Doolittle.

Dear _____:

As we have discussed, your employment with Northwest Natural Gas Company (“NW Natural” or the “Company”) is ending effective_________ __, 2___ (“Termination Date”). On behalf of NW Natural, I want to thank you for your service and express our best wishes to you in your future endeavors.

The Company and you are parties to a Severance Agreement dated August 1, 2016 (the “Severance Agreement”) pursuant to which the Company has agreed to provide you certain severance compensation. Under the Severance Agreement, you will receive severance compensation to which you are not otherwise entitled. As a condition precedent to receiving this compensation, you are required to agree to the terms and conditions described in this Release of Claims (this “Release”) which include a general release of legal claims you may have against the Company or its employees. If you choose not to execute this Release, you will not receive the severance compensation.

You have 21 calendar days to consider this Release before signing it. You also have a period of up to seven days after the date you sign this Release in which to revoke it in writing by delivering a written statement to Lea Anne Doolittle, Senior Vice President over Human Resources, NW Natural, 220 NW Second Ave, Portland, OR 97209.

Regardless of whether you choose to execute this Release, you will timely receive upon termination (a) all wages owed to you, including accrued but unused VST pay; and (b) further correspondence regarding your rights to continue group health insurance as provided under applicable law.

Please carefully review and consider the terms of this Release as set forth below.

1.
Separation of Employment. Your employment with the Company is ending effective _________ __, 2___, the Termination Date defined herein, whether or not you choose to sign this Release. Until that date, you will be on a paid leave of absence. As described in more detail in Paragraph 16 below, you have until _________ __, 2___ to consider this Release and, if you choose to enter into this Release, you must execute it on or before that date.

2.	Severance Benefits. You understand that if you sign and do not revoke this Release, the Company will provide you with the severance benefits set forth in the Severance Agreement.

3.	Effect of Release on Other Compensation and Benefits.

1.
Health, Disability and Life Insurance Plans. Except as otherwise specified in this Release, this Release does not alter any rights you may have as a terminated employee under the Company’s group health, disability, life insurance or other health or welfare plans.

2.
Retirement and Retiree Health and Life Insurance Benefits. This Release does not alter any vested rights to benefits in the Company’s retirement plans, including the Company’s 401(k) plan; nor does this Release affect your eligibility for retiree health and life insurance benefits provided by the Company’s retiree health and life insurance plans, if you otherwise qualify for participation in those plans.

3.
COBRA. Your regular health coverage will continue through _________ __, 2___. Pursuant to COBRA, you may, if eligible, continue your group health benefits for a period of eighteen (18) months from termination of your employment at your sole expense. You will receive additional information explaining rates and your options under COBRA in separate correspondence. This Release has no impact on your COBRA rights.

4.
Treatment of Severance Payment. You understand that, pursuant to the rules of the Company’s 401(k) plan, the severance payment cannot be contributed to the Company’s 401(k) plan. You also understand that because of pension benefit rules, the severance payment will not be considered earnings in the calculation of your pension benefits under the Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees of Northwest Natural Gas Company or the Northwest Natural Gas Company Supplemental Executive Retirement Plan.

5.
Equity Awards. Restricted stock units, performance shares and stock options that you have been awarded under the Northwest Natural Gas Company Long Term Incentive Plan, if any, will be governed by the terms of the award agreements and the Long Term Incentive Plan.

6.
Waiver of Participation in Other Compensation or Employee Benefit Plans. You understand that the Company will not provide you any other severance, compensation, termination benefits or payments of any kind except those specified in the Severance

Agreement. You understand that you will not earn or accrue any additional employee benefits after your Termination Date and that you will not be eligible for any 2___ annual incentive awards payable in February/March of 2___, or any 2___ incentive awards.

4.
Release of Claims. In consideration for the severance benefits described in the Severance Agreement, and to the full extent permitted by applicable law, you fully release and discharge the Company, its related corporations or other business entities, and all current and former officers, directors, employees, agents, insurers, shareholders, representatives and assigns (“Released Parties”), from any and all claims, liabilities, damages, or causes of action of any kind relating to your employment or the termination of your employment. This release includes, but is not limited to, any and all claims, whether known or unknown to you at this time, under any contract, express or implied, or under any common law theory, or under any law relating to employment. This release also includes, but is not limited to all claims for additional compensation, benefits or wages in any form, reimbursements, reemployment or reinstatement, severance pay, damages, whether actual or presumed, for equitable relief including injunction, and for all other known or unknown claims or remedies. You understand that this provision means that you are waiving and releasing claims that you may have and that you will not be able to sue the Company based on actions that may have occurred relating to your employment at the Company.

This release expressly includes, but is not limited to, any and all claims under any state, federal or local law or other authority, and any claim arising under any state or federal statutes pertaining to wages, conditions of employment or discrimination in employment, and any claim under the Oregon Revised Statutes including but not limited chapters 652, 653, 654, 656.019, 659 and 659A and similar provisions in other states; ERISA, 29 USCA § 1001, et seq.; Title VII of the Civil Rights Act of 1964, 42 USCA § 2000e as amended; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USCA §§ 1981-1988); the Civil Rights Act of 1991, 42 USCA § 1981, et seq.; the Equal Pay Act of 1963; the Fair Labor Standards Act; the Occupational Safety and Health Act of 1970; the Rehabilitation Act of 1973, 29 USCA § 792; §§ 503 and 504 of the Vocational Rehabilitation Act of 1973; the Americans with Disabilities Act, 42 USCA § 12101, et seq.; the Age Discrimination in Employment Act; the Vietnam Era Veterans Readjustment Assistance Act; the Uniformed Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Contract Work Hours and Safety Standards Act; Executive Order 11246; any regulations under or amendments of such authorities and any contract, tort and all other common law and statutory theories up to and including the effective date of this Release.

You acknowledge and represent that you were not denied any leave or leave rights under the Family and Medical Leave Act, the Oregon Family Leave Act or any similar state law, and that you received all wages, benefits and other compensation due to you under the Fair Labor Standards Act, similar state law or other applicable law or agreement.

You also understand that nothing in this Release will affect your vested retirement benefits, if any, or either party’s ability to enforce this Release. Likewise, nothing in this Release shall prevent any challenge to the enforceability of this Release under the Older Workers Benefit Protection Act.

5.
No Future Claims. To the full extent permitted by law, you promise and covenant that you will not initiate, prosecute, or maintain any legal claim, or proceeding of any kind or nature whatsoever against the Company related in any way to your employment. However, this covenant shall not prevent either party from seeking to enforce this Release or to challenge the enforceability of this Release under the Older Workers Benefit Protection Act.

6.
Agreement to Assist in Transition. Prior to your Termination Date, you agree that, upon the Company’s request, you will cooperate in providing prompt and reliable information to assist the Company in its transition of any of your former job functions.

7.	Protection of Confidential Information and Nondisparagement.

1.
Confidentiality and Ownership of Company Information. You agree and acknowledge that during the course of your employment you had access to certain information not generally known to the public relating to business plans or strategic plans of the Company; technology, trade secrets, processes, work in progress or other proprietary information that derives economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; and any other confidential or proprietary information concerning the Company or its affiliates. You further agree that all such information is and shall remain the exclusive property of the Company whether or not such information was conceived or developed by the Company or you. You agree that you will not at any time use, disclose or in any way allow the use or disclosure of any such information, without the prior written permission of the Company.

2.
Nondisparagement. Except as otherwise required by law, you agree that you will not publish any statement (orally, in writing or in any other form), or participate in the making of any statement which is disparaging or detrimental in any way to the Company, its services, affairs or operations.

3.
Equitable Relief. You acknowledge that in the event you breach any of the provisions of Paragraph 7, the Company will suffer irreparable injury because money damages would be inadequate to safeguard the Company’s protectible interests. In the event of an actual or threatened breach of any of these provisions, you consent to the granting, by any court having jurisdiction and without the necessity of proving actual monetary loss, of an injunction or other equitable relief enjoining any breach of the above-referenced provisions. You further agree that the prevailing party in any action to enforce Paragraph 7 of this Release shall be entitled to recover reasonable costs and attorneys’ fees, including costs of appeal.

8.
Unemployment. The Company will not contest any claim you may make for unemployment insurance benefits from the State, should you choose to seek such benefits. You should instruct the State representative to direct any unemployment inquiries to Sara Eder in the Human Resources Department. NW Natural is not responsible for information provided in response to any inquiry that is directed to anyone other than Ms. Eder.

9.
Return of Company Property. You agree to return all Company property, including keys, car keys, security cards, and all computer discs, hardware, software and other materials belonging to the Company, and you agree not to retain or attempt to use any Company property.

10.
Review Period. You understand and acknowledge that you have 21 calendar days to consider this Release before executing it and that you have a period of seven days after execution of this Release in which you may elect to revoke the Release, as further explained in Paragraph 16 below.

11.
Agreement to Repay. You agree to repay any amounts received under the Severance Agreement and to pay the reasonable attorneys’ fees, costs, and any damages the Company or any Released Parties may incur in the event that an arbitrator or court of competent jurisdiction determines that you have breached any of the terms of this Release, or that any representation you made in this Release is false.

12.
Entire Agreement. This Release and the Severance Agreement constitute the entire agreement between the Company and you as to their subject matter, and fully supersede any prior agreements or understandings between the parties. This Release cannot be amended except in a writing signed by you and an authorized representative of the Company. You understand that no one is authorized to make representations or promises to you beyond what is in this Release. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Release, except for those set forth in this document.

13.
Severability. If any of the provisions of this Release are declared by any court or arbitrator of competent jurisdiction to be illegal, invalid, or otherwise unenforceable, the remaining portion, terms and provisions of this Release shall nevertheless remain in full force and effect in a manner that, as fully as possible, effectuates the intention of the parties to this Release. Moreover, if one or more of the provisions in this Release, for any reason, shall be held to be excessively broad as to scope or subject to be unenforceable at law, such provision or provisions shall be construed by the appropriate judge or arbitrator by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law.

14.
Dispute Resolution. Any disputes arising in connection with the terms or enforcement of this Release, except as otherwise provided in Paragraph 7 above, shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the Arbitration Service of Portland or other procedures agreed upon by you and the Company. In accordance with applicable law, this dispute resolution provision shall not apply to any action challenging the enforceability of this Release under the Older Workers Benefit Protection Act.

15.
Applicable Law. You acknowledge that this Release will be governed by the laws of the State of Oregon, and you agree that this Release will be deemed to have been jointly prepared by you and the Company, and any uncertainty or ambiguity existing herein shall not be interpreted against any party as a preparer, but according to the application of other rules on the interpretation of contracts, if any such uncertainty or ambiguity exists.

16.	Acknowledgment, Time for Acceptance and Revocation of Release.

1.	You understand that your employment with the Company is ending on _________ __, 2___, (the Termination Date), whether or not you sign this Release.

2.
By signing below, you acknowledge that (a) you have read this Release and understand the effect of the release provision and that you are releasing legal claims that you may have; (b) you have had adequate time to consider this Release and you enter into the Release voluntarily; (c) as consideration for executing this Release, you will receive severance benefits to which you would not otherwise be entitled; and (d) you hereby are advised to review this Release with an attorney (at your own expense) before signing this Release.

3.
You acknowledge that you were first provided with this Release on _________ __, 2___ (“Receipt Date”) and that you have been apprised that you have 21 calendar days from the Receipt Date (or until close of business on _________ __, 2___) to consider this Release.

4.
You understand that to accept the terms of this Release, you must sign and return the Release to Lea Anne Doolittle on or before _________ __, 2___. If you do not sign the Release by that date, you will not receive any benefits under the Severance Agreement.

5.
You further acknowledge that, after signing this Release, you have seven (7) days in which you may revoke the Release. If you choose to revoke the Release, you must provide written notice to Lea Anne Doolittle, Senior Vice President over Human Resources, NW Natural Gas Company, 220 NW Second Ave, Portland, OR 97209. This Release shall not become effective, and you shall not be entitled to any benefits under the Severance Agreement, until after the expiration of the revocation period without revocation by you.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND IS A LEGAL CONTRACT. NEITHER THE COMPANY NOR ITS REPRESENTATIVES ARE IN A POSITION TO GIVE YOU ADVICE.

NW Natural Gas Company

_______________________________        By_________________________________
Lea Anne Doolittle
Sr. Vice President and CAO

____________________________________    ____________________________________
Date                            Date